Exhibit 99.(k)(8)

KNOW ALL BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints each of Thomas P. Majewski and Kenneth P. Onorio (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form N-2 of Eagle Point Income Company Inc. and any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Thomas P. Majewski	Chief Executive Officer and Chairman of the Board of Directors	September 27, 2022
Thomas P. Majewski	(Principal Executive Officer)

/s/ Kenneth P. Onorio	Chief Financial Officer	September 27, 2022
Kenneth P. Onorio	(Principal Financial and Accounting Officer)

/s/ Scott W. Appleby	Director	September 27, 2022
Scott W. Appleby

/s/ James R. Matthews	Director	September 27, 2022
James R. Matthews

/s/ Kevin F. McDonald	Director	September 27, 2022
Kevin F. McDonald

/s/ Paul E. Tramontano	Director	September 27, 2022
Paul E. Tramontano

/s/ Jeffrey L. Weiss	Director	September 27, 2022
Jeffrey L. Weiss